                                                                EXHIBIT 10.5









                           APPLIED FILMS CORPORATION

                   __________________________________________

                                  $11,500,000




                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                           dated as of June 30, 1997




                   __________________________________________

                                    NBD BANK

                               TABLE OF CONTENTS




Article                                                                       Page
- -------                                                                      -----
          1.  DEFINITIONS .................................................  1

              1.1   Certain Definitions ...................................  1
              1.2   Other Definitions;
                     Rules of Construction ................................  10


          2.  THE COMMITMENT ..............................................  10

              2.1.  Commitment of the Bank ................................  10
              2.2   Termination and Reduction of Commitment ...............  10
              2.3   Fees.... ..............................................  11
              2.4   Disbursement of Loans .................................  12
              2.5   Conditions of First Disbursement ......................  12
              2.6   Further Conditions for Disbursement ...................  13
              2.7   Subsequent Elections as to Loans ......................  14
              2.8   Limitation of Requests and Elections ..................  14
              2.9   Minimum Amounts .......................................  15
              2.10  Security and Collateral ...............................  15


          3.  PAYMENTS AND PREPAYMENTS OF LOANS ...........................  15

              3.1.  Principal Payments ....................................  15
              3.2   Interest Payments .....................................  16
              3.3   Payment Method ........................................  16
              3.4   No Setoff or Deduction ................................  16
              3.5   Payment on Non-Business Day
                     Payment Computations .................................  16
              3.6   Additional Costs ......................................  17
              3.7   Illegality and Impossibility ..........................  18
              3.8   Indemnification .......................................  18
              3.9   Letter of Credit Reimbursement
                     Payments .............................................  18


          4.  REPRESENTATIONS AND WARRANTIES .................................................  20

              4.1   Corporate Existence and Power ............................................  20
              4.2   Corporate Authority ......................................................  20
              4.3   Binding Effect ...........................................................  20
              4.4   Subsidiaries .............................................................  20
              4.5   Litigation ...............................................................  21
              4.6   Financial Condition ......................................................  21
              4.7   Use of Loans .............................................................  21
              4.8   Consents, Etc. ...........................................................  22
              4.9   Taxes ....................................................................  22
              4.10  Title to Properties ......................................................  22
              4.11  ERISA ....................................................................  22
              4.12  Disclosure ...............................................................  22

          5.  COVENANTS.......................................................................  23

              5.1.  Affirmative Covenants ....................................................  23

                    (a) Preservation of Corporate
                         Existence, Etc. .....................................................  23
                    (b)  Compliance with Laws, Etc. ..........................................  23
                    (c) Maintenance of Properties;
                         Insurance ...........................................................  23
                    (d)  Reporting Requirements ..............................................  23
                    (e) Accounting; Access to
                         Records, Books, Etc. ................................................  25
                    (f) Further Assurances ...................................................  25

              5.2  Negative Covenants ........................................................  25

                    (a) Debt to EBITDA Ratio .................................................  25
                    (b) Tangible Net Worth ...................................................  25
                    (c) Total Liabilities to Tangible Net Worth ..............................  25
                    (d) Capital Expenditures .................................................  25
                    (e) Indebtedness .........................................................  25
                    (f) Liens ................................................................  26
                    (g) Merger; Purchase of Assets; Etc. .....................................  27
                    (h) Disposition of Assets, Etc. ..........................................  27
                    (i) Investments ..........................................................  28


          6.  DEFAULT ..............................................................  28

              6.1  Events of Default ...............................................  28
              6.2  Remedies ........................................................  30

          7.  MISCELLANEOUS ........................................................  31

              7.1. Amendments, Etc. ................................................  31
              7.2  Notices..........................................................  31
              7.3  No Waiver by Conduct;
                    Remedies Cumulative.............................................  32
              7.4  Reliance on and Survival of
                    Various Provisions..............................................  32
              7.5  Expenses; Indemnification........................................  32
              7.6  Successors and Assigns...........................................  33
              7.7  Counterparts ....................................................  33
              7.8  Governing Law ...................................................  33
              7.9  Table of Contents and Headings ..................................  33
              7.10 Construction of Certain Provisions...............................  33
              7.11 Integration and Severability.....................................  34
              7.12 Interest Rate Limitation.........................................  34
              7.13 Waiver of Jury Trial.............................................  34


EXHIBITS

              Exhibit A ...................  Revolving Credit Note
              Exhibit B ...................  Term Note
              Exhibit C ...................  Request for Advance
              Exhibit D ...................  Request for Continuation or Conversion of Loan
              Exhibit E ...................  Borrowing Base Certificate
              Exhibit F ...................  Confirmation of Security Agreement
              Exhibit G ...................  Confirmation of Guaranty, Subordination
                                                   Agreement, and Comfort Letter

               THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 1997 (this "Agreement"), is between Applied Films Corporation, a Colorado corporation (the "Company"), and NBD Bank, a Michigan banking corporation, of Detroit, Michigan (the "Bank").


                                  INTRODUCTION

          The Company, successor by merger to Donnelly Applied Films Corporation, and the Bank have previously entered into an Amended and Restated Revolving Credit and Term Loan Agreement dated June 30, 1994 (the "1994 Credit Agreement"). The Company desires to obtain a revolving credit facility in the aggregate principal amount of $8,500,000, including letters of credit not to exceed $3,000,000, in substitution for the facility provided under the 1994 Credit Agreement and in order to provide funds for its general corporate purposes, to obtain a term loan facility to replace the term loan provided under the 1994 Credit Agreement, and to provide and confirm certain security for the Bank's benefit, and the Bank is willing to establish such a credit facility in favor of the Company on the terms herein set forth.


                                   ARTICLE 1
                                  DEFINITIONS

          1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

          "Advance" means any Revolving Credit Loan and any Letter of Credit Advance.

          "Automatic Termination Date" means June 30, 2000.

          "Available Guaranty Amount" means, as of any date, the Guaranty Amount less the principal amount then outstanding under the Term Loan.

          "Borrowing Base" means, as of any date, the sum of (a) an amount equal to 85% of the value of Eligible Accounts Receivable, plus (b) an amount equal to the lesser of (i) 40% of the value of Eligible Inventory and (ii) $4,000,000, plus (c) the Available Guaranty Amount, plus (d) an amount equal to 60% of the value of Eligible Fixed Assets.

          "Borrowing Base Certificate" for any date means an appropriately completed report as of such date in substantially the form of Exhibit E, certified as true and correct as of such date by the chief financial officer of the Company.

          "Business Day" means a day other than a Saturday, Sunday, or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions.

          "Capital Lease" of any person means any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

          "Comfort Letter" means the comfort letter dated June 29, 1994, executed and delivered by the Guarantor for the benefit of the Bank, as confirmed by a Confirmation of Guaranty, Subordination Agreement, and Comfort Letter entered into by the Guarantor pursuant to this Agreement in substantially the form of Exhibit G and as amended or modified from time to time.

          "Consolidated" or "consolidated" means, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Commitment" means the Bank's commitment to make Loans and Letter of Credit Advances pursuant to Section 2.1 in amounts not exceeding an aggregate principal amount outstanding at any time of $8,500,000 as such amount may be reduced from time to time pursuant to Section 2.2, provided, that the aggregate principal amount of all outstanding Letters of Credit shall not exceed $3,000,000.

          "Cumulative Net Income" of any person means, as of any date, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) for the period commencing on the specified date through the end of the most recently completed fiscal year of such person (but without reduction for any net loss incurred for any fiscal year during such period), taken as one accounting period, all as determined in accordance with generally accepted accounting principles.

          "Default" means any of the events or conditions described in Section
6.1 which might become an Event of Default with notice or lapse of time or both.

          "Dollars" and "$" means the lawful money of the United States of America.

          "EBITDA" means, for any period, the sum of (i) net income determined in accordance with generally accepted accounting principles (without taking into account any extraordinary gains or non-cash extraordinary losses), (ii) interest expense determined in accordance with generally accepted accounting principles,
(iii) depreciation and amortization, (iv) federal, state and local income taxes, in each case determined in accordance with generally accepted accounting principles.

          "Effective Date" means the date specified in the final paragraph of this Agreement.

          "Eligible Accounts Receivable" means, as of any date, those trade accounts receivable owned by the Company which are payable in Dollars and in which the Company has granted to the Bank a first-priority perfected security interest pursuant to the Security Agreement, valued at the face amount thereof but shall not include any such account receivable (a) that is more than 90 days past due or that remains outstanding more than 90 days after the earlier of the date of the invoice or the shipment of the related inventory, goods or other property or the furnishing of the related services or other consideration, (b) that is subject to any dispute, contra-account, defense, offset or counterclaim or any Lien, or the inventory, goods, property, services or other consideration of which such account receivable constitutes proceeds is subject to any such Lien (except those in favor of the Bank under the Security Documents or other Permitted Liens), (c) in respect of which the inventory, goods, property, services or other consideration have been rejected or the amount is in dispute,
(d) that has been classified by the Company as doubtful or has otherwise failed to meet established or customary credit standards of the Company, (e) that is payable by any person located outside the United States (which shall not be deemed to include any territories of the United States) except such trade accounts receivable which are supported by trade letters of credit issued for the Company's benefit, (f) that is payable by the United States or any of its departments, agencies or instrumentalities or by any state or other governmental entity, or (g) that for any other reason is at any time reasonably deemed by the Bank to be ineligible.

          "Eligible Fixed Assets" means, as of any date, those tangible fixed assets owned by the Company in which the Company has granted to the Bank a first-priority perfected security interest pursuant to the Security Agreement and which are listed and valued in an appraisal dated April 21, 1997, performed by Norman Levy and Associates, which has been furnished to the Bank, valued at the fair market value established in the appraisal, as up-dated at the Bank's request from time to time, but not including any such fixed asset (a) that is not usable in the business of the Company, (b) that is located outside the United States (which shall not be deemed to include any territories of the United States), (c) that is subject to, or any accounts or other proceeds resulting from the sale or other disposition thereof could be subject to, any Lien (except those in favor of the Bank under the Security Documents), (d) that is not in the possession of the Company, (e) that is held for sale or lease or is the subject of any lease, (f) that is subject to any trademark, trade name or licensing arrangement, or any law, rule or regulation, that could limit or impair the ability of the Bank to promptly exercise all rights of the Bank under the Security Documents, (g) if such fixed asset is located on premises not owned by the Company unless the landlord or other owner of the premises has waived its distraint, lien, and similar rights with respect to the fixed asset and has agreed to permit the Bank to enter the premises after an Event of Default has occurred pursuant to a waiver and agreement of the owner in favor of and satisfactory to the Bank, (h) with respect to which any insurance proceeds are not payable to the Bank as a loss payee or are payable to any loss payee other than the Bank or the Company, or (i) that for any other reason is at any time reasonably deemed by the Bank to be ineligible. With the Bank's consent, the Company may add additional tangible fixed assets owned by it to Eligible Fixed Assets by providing the Bank with an appraisal of the additional assets in form and substance acceptable to the Bank and granting to the Bank a first-priority perfected security interest in the additional assets.

          "Eligible Inventory" means, as of any date, that raw material and finished goods inventory owned by the Company in which the Company has granted to the Bank a first-priority perfected security interest pursuant to the Security Agreement, valued at the lower of cost or market, but shall not include any such inventory (a) that is work-in-process or otherwise not readily salable or usable in the business of the Company, (b) that is located outside the United States (which shall not be deemed to include any territories of the United States), (c) that is subject to, or any accounts or other proceeds resulting from the sale or other disposition thereof could be subject to, any Lien (except those in favor of the Bank under the Security Documents or other Permitted Liens), including any sale on approval or sale or return transaction or any consignment, (d) that is not in the possession of the Company, and (e) that for any other reason is at any time reasonably deemed by the Bank to be ineligible.

          "Environmental Laws" means all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, or instrumentality, regulatory authority, or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

          "ERISA Affiliate" means, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

          "Eurodollar Business Day" means, with respect to any Eurodollar Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the interbank market selected by the Bank with respect to such Eurodollar Rate Loan.

          "Eurodollar Interest Period" means, with respect to any Eurodollar Rate Loan, the period commencing on the day such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan and ending on the date one, two, three, or six months thereafter, as the Company may elect under Section 2.4 or 2.7, and each subsequent period commencing on the last day of the immediately preceding Eurodollar Interest Period and ending on the date one, two, three or six months thereafter, as the Company may elect under Section 2.4 or 2.7, provided, however, that (a) any Eurodollar Interest Period which commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month, (b) each Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day or, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day, and (c) no Eurodollar Interest Period which would end after the Termination Date shall be permitted.

          "Eurodollar Rate" means, with respect to any Eurodollar Rate Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

          (a) Seven-eighths of one percent (7/8%) per annum, plus

          (b) the rate per annum obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Rate Loan are offered to the Bank by other prime banks in the London or Nassau interbank market, selected in the Bank's discretion, at approximately 11:00 a.m. London or Nassau time, as the case may be, on the second Eurodollar Business Day prior to the first day of such Eurodollar Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurodollar Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one-hundredth of one percent (1/100 of 1%).

          "Eurodollar Rate Loan" means any Loan which bears interest at the Eurodollar Rate.

          "Event of Default" means any of the events or conditions described in
Section 6.1.

          "Federal Funds Rate" means the per annum rate that is equal to the per annum rate established and announced by the Bank from time to time as the opening federal funds rate paid by the Bank in its regional federal funds market for overnight borrowings from other banks, all as conclusively determined by the Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one-hundredth of one percent (1/100 of 1%), which Federal Funds Rate shall change simultaneously with any change in such announced rates.

          "Floating Rate" means the per annum rate equal to the sum of (a) the per annum margin amount determined by reference to the chart set forth below, determined quarterly by the Bank from the financial statements submitted by the Company under Section 5.1(d)(ii) for the months of March, June, September, and December, plus (b) the greater of (i) the Prime Rate in effect from time to time, and (ii) the sum of one-half of one percent (1/2%) per annum plus the Federal Funds Rate in effect from time to time. The Floating Rate shall change simultaneously with any change in the Prime Rate or Federal Funds Rate, as the case may be, and shall change as of the earlier of (x) the date when the Company's financial statements are due under Section 5.1(d)(ii) for such months, and (y) the date the financial statements are delivered to the Bank.

                          Ratio calculated
                          under Section 5.2(a)                  Margin

                     (i)  Less than or equal to
                          1.5 to 1.0                             -.50%

         (ii)  Greater than 1.5 to 1.0 but
               less than or equal to 2.0 to 1.0         -.25%
        (iii)  Greater than 2.0 to 1.0 but
               less than or equal to 2.5 to 1.0          0.0%
         (iv)  Greater than 2.5 to 1.0 but
               less than or equal to 3.0 to 1.0          +.25%
          (v)  Greater than 3.0 to 1.0                   +.50%

          "Floating Rate Loan" means any Loan which bears interest at the Floating Rate.

          "generally accepted accounting principles" means generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

          "Guarantor" means Donnelly Corporation, a Michigan corporation, and each person entering into a Guaranty from time to time.

          "Guaranty" means the Guaranty and Subordination Agreement dated May 4, 1992, entered into by the Guarantor for the benefit of the Bank, as confirmed by a Confirmation of Guaranty, Subordination Agreement, and Comfort Letter entered into by the Guarantor pursuant to this Agreement in substantially the form of Exhibit G, and as amended or modified from time to time.

          "Guaranty Amount" means the maximum amount of the Loans and Letters of Credit guaranteed by the Guarantor pursuant to the Guaranty from time to time, which, as of the Effective Date, is $5,000,000.

          "Hazardous Materials" means any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state, or local government law, ordinance, rule, or regulation.

          "Indebtedness" of any person means, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, and (c) all obligations of others similar in character to those described in clauses (a) and (b) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

          "Interest Payment Date" means (a) with respect to any Loan bearing interest at the Eurodollar Rate, the last day of each Eurodollar Interest Period with respect to such Loan and, in the case of any Eurodollar Interest Period exceeding three months, those days that occur during such Eurodollar Interest Period at intervals of three months after the first day of such Eurodollar Interest Period, and (b) in all other cases, the last Business Day of each March, June, September, and December occurring after the date hereof, commencing with the first such date hereafter.

          "Letter of Credit" means any standby or commercial letter of credit having a stated expiry date not earlier than ninety days after the date of issuance and not later than the earlier of one year after the date of issuance or the Termination Date, and which may be issued by the Bank for the account of the Company pursuant to Section 2.1 under an application and related documentation acceptable to the Bank requiring, among other things, immediate reimbursement by the Company to the Bank in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Bank relative thereto.

          "Letter of Credit Advance" means any issuance of a Letter of Credit under Section 2.4 made pursuant to Section 2.1.

          "Letter of Credit Documents" shall have the meaning ascribed thereto in Section 3.9.

          "Leverage Ratio" means the ratio of the consolidated Total Liabilities of the Company and its Subsidiaries to the consolidated Tangible Net Worth of the Company and its Subsidiaries.

          "Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement, or other claim or right.

          "Loans" means the Revolving Credit Loans and the Term Loan and "Loan" means any Revolving Credit Loan or the Term Loan. Any such Loan or portion thereof may also be denominated as a Floating Rate Loan or a Eurodollar Rate Loan and such Floating Rate Loans and Eurodollar Rate Loans are referred to herein as "types" of Loans.

          "Maturity Date" means the earlier to occur of (a) June 30, 2000, and
(b) the date to which the maturity of the Term Loan is accelerated by the Bank pursuant to Section 6.2.

          "Multiemployer Plan" means any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

          "Notes" means the Revolving Credit Note and the Term Note, and "Note" means the Revolving Credit Note or the Term Note.

          "Overdue Rate" means (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Eurodollar Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Eurodollar Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Permitted Liens" means Liens permitted by Section 5.2(f) hereof.

          "Person" or "person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

          "Plan" means, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary of such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary of such person or any ERISA Affiliate could have liability with respect to such pension plan.

          "Prime Rate" means the per annum rate announced by the Bank from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Bank to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

          "Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

          "Reportable Event" means a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

          "Revolving Credit Loans" means the borrowings under Section 2.4 evidenced by the Revolving Credit Note and made pursuant to Section 2.1 and "Revolving Credit Loan" means any of the Revolving Credit Loans.

          "Revolving Credit Note" means any promissory note of the Company evidencing the Revolving Credit Loans, in substantially the form of Exhibit A, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

          "Security Agreement" means the Security Agreement dated June 30, 1994, entered into by the Company for the benefit of the Bank pursuant to the 1994 Credit Agreement, as confirmed by a Confirmation of Security Agreement entered into by the Company in substantially the form of Exhibit F, and as amended, modified, and confirmed from time to time.

          "Security Documents" means, collectively, the Security Agreement, the Guaranty, the Comfort Letter, and all other related agreements and documents, including financing statements and similar documents, delivered pursuant to this Agreement or otherwise entered into by any person to secure the Loans.

          "Subsidiary" of any person means any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" means a Subsidiary of the Company.

          "Tangible Net Worth" of any person means, as of any date, (a) the amount of any capital stock, paid-in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred taxes (but only to the extent that the deferred taxes shown as an asset on the Company's balance sheet exceeds the deferred taxes shown as a liability on the Company's balance sheet) and deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under generally accepted accounting principles.

          "Term Loan" means the Term Loan issued pursuant to Section 2.1, as evidenced by the Term Note.

          "Term Note" means the Term Note in substantially the form of Exhibit B, as amended or modified from time to time, and together with any promissory note or notes issued in exchange or replacement therefor.

          "Termination Date" means the earlier to occur of (a) the Automatic Termination Date, and (b) the date on which the Commitment shall be terminated pursuant to Section 2.2 or 6.2.

          "Total Liabilities" of any person means, as of any date, all obligations which, in accordance with generally accepted accounting principles, are or should be classified as liabilities on a balance sheet of such person.

          "Unfunded Benefit Liabilities" means, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) or ERISA.

          1.2 Other Definitions; Rules of Construction. As used herein, the terms "Bank", "Company", "1994 Credit Agreement", and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with generally accepted accounting principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections", "subsections" and "Exhibits" shall be to Sections, subsections and Exhibits, respectively, of this Agreement unless otherwise specifically provided.


                                   ARTICLE 2
                                 THE COMMITMENT

          2.1 Commitment of the Bank. (a) The Bank agrees, subject to the terms of this Agreement, to make Revolving Credit Loans to the Company pursuant to Section 2.4 and Section 3.9, and to make Letter of Credit Advances to the Company pursuant to Section 2.4, from time to time from and including the Effective Date to but excluding the Termination Date, not to exceed in aggregate principal amount at any time outstanding the lesser of (i) the amount of the Borrowing Base as of the close of business on the last day of the month next preceding the date any such Advance is made and (ii) the amount of the Commitment as of the date any such Advance is made, provided, that the aggregate principal amount of Letter of Credit Advances outstanding at any time shall not exceed $3,000,000.

          (b) The Bank further agrees, subject to the terms of this Agreement, to make a single Term Loan to the Company on the Effective Date in an amount not to exceed $3,000,000.

          2.2 Termination and Reduction of Commitment. (a) The Company shall have the right to terminate or reduce the Commitment at any time and from time to time, provided that (i) the Company shall give notice of such termination or reduction to the Bank specifying the amount and effective date thereof, (ii) each partial reduction of the Commitment shall be in a minimum amount of $500,000 and in an integral multiple of $500,000, (iii) no such termination or reduction shall be permitted with respect to any portion of the Commitment as to which a request for a Loan or a Letter of Credit Advance pursuant to Section
2.4 is then pending, and (iv) the Commitment may not be terminated if any Loans or Letters of Credit are then outstanding and may not be reduced below the principal amount of Loans and Letters of Credit then outstanding. The Commitment or any portion thereof terminated or reduced pursuant to this
Section 2.2, whether optional or mandatory, may not be reinstated.

          (b) For purposes of this Agreement, a Letter of Credit (i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in Section 3.9, and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to Section 3.9.

          2.3 Fees. (a) The Company agrees to pay to the Bank a commitment fee on the daily average unused amount of the Commitment, for the period from the Effective Date to but excluding the Termination Date, at a rate equal to one-quarter of one percent (1/4 of 1%) per annum. Accrued commitment fees shall be payable quarterly in arrears on each Interest Payment Date, commencing on the first such day occurring after the date of this Agreement, and on the Termination Date.

          (b) In addition to the commitment fees payable pursuant to Section 2.3(a), the Company agrees to pay to the Bank an arrangement fee in the amount of $25,000, payable on or prior to the Effective Date.

          (c) On or before the date of issuance of any Letter of Credit, the Company agrees to pay to the Bank (i) a fee computed at the rate per annum set forth in the chart below of the maximum amount available to be drawn from time to time under any standby Letter of Credit for the period from and including its issuance date to and including its stated expiry date, (ii) a fee computed at the rate to be agreed upon by the Company and the Bank from time to time under any commercial Letter of Credit, and (iii) such other customary administrative fees, charges and expenses of the Bank in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of any Letter of Credit or otherwise payable pursuant to the application and related documentation under which any Letter of Credit is issued. Such fees are nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason.


                           Ratio calculated
                           under Section 5.2(a)                 Rate
                           --------------------                 ----

                     (i)   Less than or equal to
                           1.5 to 1.0                           .75%
                    (ii)   Greater than 1.5 to 1.0 but
                 less than or equal to 2.5 to 1.0        1.0 %
          (iii)  Greater than 2.5 to 1.0 but
                 less than or equal to 3.0 to 1.0        1.25%
          (iv)   Greater than 3.0 to 1.0                 1.50%


          2.4 Disbursement of Loans. (a) The Company shall give the Bank notice of its request for each Revolving Credit Loan or Letter of Credit Advance in substantially the form of Exhibit C not later than 10:00 a.m. Detroit time (i) three Eurodollar Business Days prior to the date a Revolving Credit Loan is requested to be made if a Revolving Credit Loan is to be made as a Eurodollar Rate Loan, (ii) on the date such Loan is requested to be made if such Loan to be made is a Floating Rate Loan, and (iii) five Business Days prior to the date any Letter of Credit Advance is requested to be made, which notice shall specify whether a Eurodollar Rate Loan, Floating Rate Loan, or a Letter of Credit Advance is requested and, in the case of each requested Eurodollar Rate Loan, the Eurodollar Interest Period to be initially applicable to such Loan, provided, however, that a Eurodollar Rate Loan may be requested only if the aggregate outstanding principal amount of the Eurodollar Rate Loans (including the requested Loan) plus the Letter of Credit Advances would not exceed the Guaranty Amount. Subject to the terms of this Agreement, the proceeds of each such requested Loan shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company at the Bank.

          (b) Subject to the terms of this Agreement, the Company may borrow Revolving Credit Loans under this Section 2.4, prepay Revolving Credit Loans under Section 3.1, and reborrow Revolving Credit Loans under this Section 2.4.

          2.5 Conditions for First Disbursement. The obligation of the Bank to make the first Loan hereunder is subject to receipt by the Bank of the following documents and completion of the following matters, in form and substance satisfactory to the Bank:

          (a) Charter Documents. Certificates of recent date of the appropriate authority or official of the Company's state of incorporation certifying as to the Company's good standing and corporate existence, together with copies of the Company's Articles of Incorporation, certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

          (b) By-Laws and Corporate Authorizations. Copies of the by-laws of the Company, together with all authorizing resolutions and evidence of other corporate action taken by the Company to authorize the execution, delivery, and performance by the Company of this Agreement, the Notes, and the Security Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

          (c) Incumbency Certificate. Certificates of incumbency of the Company containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company in connection with this Agreement, the Notes, and the Security Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

          (d) Notes. The Revolving Credit Note and the Term Note, each duly executed on behalf of the Company;

          (e) Security Documents. A confirmation of the Security Agreement duly executed on behalf of the Company substantially in the form of Exhibit F and a confirmation of the Guaranty and the Comfort Letter substantially in the form of Exhibit G duly executed on behalf of the Guarantor, granting or confirming to the Bank the collateral and security intended to be provided pursuant to Section 2.10, together with:

          (i) Recording, Filing, Etc. Evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Bank may deem necessary or appropriate with respect to the Security Documents, including the filing of financing statements and similar documents which the Bank may deem necessary or appropriate to create, preserve, or perfect the liens, security interests, and other rights intended to be granted to the Bank thereunder, together with Uniform Commercial Code record searches in such offices as the Bank may request; and

          (ii) Casualty and Other Insurance. Evidence that the casualty and other insurance required pursuant to Section 5.1(c), and paragraph 1(e) of the Security Agreement, is in full force and effect.

          (f) Legal Opinions. The favorable written opinion of counsel for the Company with respect to each of the matters set forth in Article IV (other than Section 4.6) and as to such other matters as the Bank may reasonably request; and

          (g) Fees.  The arrangement fee described in Section 2.3(b).

          2.6 Further Conditions for Disbursement. The obligation of the Bank to make any Advance (including the first Advance) or any continuation or conversion under Section 2.7, is further subject to the satisfaction of the following conditions precedent:

          (a) The representations and warranties contained in Article IV hereof and in the Security Documents shall be true and correct on and as of the date such Advance is made (both before and after such Advance is made) as if such representations and warranties were made on and as of such date;

          (b) No Event of Default, and no event or condition which might become an Event of Default with notice or lapse of time, or both, shall exist or shall have occurred and be continuing on the date such Advance is made (whether before or after such Advance is made); and

          (c) The Bank shall have received the Borrowing Base Certificate required pursuant to Section 5.1(d)(v) as of the close of business on the last day of the month next preceding the date such Advance is made.

          (d) In the case of any Letter of Credit Advance, the Company shall have delivered to the Bank an application for the related Letter of Credit and other related documentation requested by and acceptable to the Bank, appropriately completed and duly executed on behalf of the Company.

          The Company shall be deemed to have made a representation and warranty to the Bank at the time of the making of each Advance, and the continuation or conversion of each Loan, to the effect set forth in clauses (a) and (b) of this
Section 3.3.

          2.7 Subsequent Elections as to Loans. The Company may elect (a) to continue a Eurodollar Rate Loan, or a portion thereof, as a Eurodollar Rate Loan or (b) may elect to convert a Eurodollar Rate Loan, or a portion thereof, to a Floating Rate Loan or (c) elect to convert a Floating Rate Loan, or a portion thereof, to a Eurodollar Rate Loan, in each case by giving notice thereof to the Bank in substantially the form of Exhibit D not later than 10:00 a.m. Detroit time (i) three Eurodollar Business Days prior to the date any such continuation of or conversion to a Eurodollar Rate Loan is to be effective, and (ii) on the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Eurodollar Rate Loan may only be converted on the last day of the then-current Eurodollar Interest Period with respect to such Loan, and provided, further, if a continuation of a Loan as, or a conversion of a Loan to, a Eurodollar Rate Loan is requested, such notice shall also specify the Eurodollar Interest Period to be applicable thereto upon such continuation or conversion, and, provided, further, that a Eurodollar Rate Loan may be requested only if the aggregate outstanding principal amount of the Eurodollar Rate Loans (including the requested Loan) plus the Letter of Credit Advances would not exceed the Guaranty Amount. If the Company shall not timely deliver such a notice with respect to any outstanding Eurodollar Rate Loan, the Company shall be deemed to have elected to convert such Eurodollar Rate Loan to a Floating Rate Loan on the last day of the then-current Eurodollar Interest Period with respect to such Loan.

          2.8 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurodollar Rate Loan pursuant to Section 2.4, or a request for a continuation of a Eurodollar Rate Loan as a Eurodollar Rate Loan of the then-existing type, or a request for a conversion of a Floating Rate Loan to a Eurodollar Rate Loan pursuant to Section 2.7, (a) in the case of any Eurodollar Rate Loan, deposits in Dollars for periods comparable to the Eurodollar Interest Period elected by the Company are not available to the Bank in the relevant interbank or secondary market, or (b) the Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of making, funding or maintaining the related Eurodollar Rate Loan, or (c) by reason of national or international financial, political, or economic conditions or by reason of any applicable law, treaty, rule, or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request, or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Bank (i) to make or fund the relevant Eurodollar Rate Loan, or (ii) to continue such Eurodollar Rate Loan as a Eurodollar Rate Loan, or (iii) to convert a Loan to a Eurodollar Rate Loan, then the Company shall not be entitled, so long as such circumstances continue, to request a Eurodollar Rate Loan pursuant to Section 2.4 or a continuation of or conversion to a Eurodollar Rate Loan type pursuant to Section 2.7. In the event that such circumstances no longer exist, the Bank shall again consider requests for Eurodollar Rate Loans pursuant to Section 2.4, and requests for continuations of and conversions to Eurodollar Rate Loans of the affected type pursuant to
Section 2.7.

          2.9 Minimum Amounts. Except for (a) Loans and conversions thereof which exhaust the entire remaining amount of the Commitment, and (b) conversions or payments required pursuant to Section 3.1(c) or Section 3.7, each Loan and each continuation or conversion pursuant to Section 2.7 and each prepayment thereof shall be in a minimum amount of $100,000 with respect to Floating Rate Loans and, with respect to Eurodollar Rate Loans, a minimum amount of $500,000.

          2.10 Security and Collateral. To secure the payment when due of the Revolving Credit Note, the Term Note, and all other obligations of the Company under this Agreement to the Bank, the Company shall execute and deliver, or cause to be executed and delivered, to the Bank the Security Documents granting or confirming the following:

          (a) Security interests in all present and future accounts, inventory, equipment, and fixtures of the Company provided, however, that the Company need not grant to the Bank a security interest in fixed assets which are not Eligible Fixed Assets; and

          (b) The guarantee of the Guarantor.


                                   ARTICLE 3
                       PAYMENTS AND PREPAYMENTS OF LOANS

          3.1 Principal Payments. (a) Revolving Credit Loans. Unless earlier payment is required under this Agreement, the Company shall pay to the Bank on the Termination Date the entire outstanding principal amount of the Revolving Credit Loans.

          (b) Term Loan. The Company shall pay the principal amount of the Term Loan in thirty-five (35) equal monthly installments of $83,333.33 on the last Business Day of each month, commencing on the last Business Day of July, 1997, until the Maturity Date, at which time the entire outstanding principal amount of the Term Loan shall be due and payable.

          (c) Prepayment of Loans. The Company may at any time and from time to time prepay all or a portion of the Loans, without premium or penalty, provided that (i) the Company may not prepay any portion of any Loan as to which an election for a continuation of or a conversion to a Eurodollar Rate Loan is pending pursuant to Section 2.7, and (ii) unless earlier payment is required under this Agreement, any Eurodollar Rate Loan may only be prepaid on the last day of the then-current Eurodollar Interest Period with respect to such Loan. All prepayments of the Term Loan, whether optional or mandatory, shall be applied to installments of principal in the inverse order of their maturities, and no partial prepayment of the Term Loan shall reduce the amounts or defer the date of the scheduled installments of principal required to be paid thereon.

          (d) Exceeding Borrowing Base. If at any time the aggregate outstanding principal amount of the Revolving Credit Loans plus the Letter of Credit Advances shall exceed the then-existing Borrowing Base, the Company shall forthwith pay to the Bank an amount not less than the amount of such excess for application to the outstanding principal amount of the Revolving Credit Loans.

          3.2 Interest Payments. The Company shall pay interest to the Bank on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

          (a) During such periods that such Loan is a Floating Rate Loan, the Floating Rate; and

          (b) During such periods that such Loan is a Eurodollar Rate Loan, the Eurodollar Rate applicable to such Loan for each related Eurodollar Interest Period.

Notwithstanding the foregoing paragraphs (a) and (b), the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) for the period commencing on the due date thereof until the same is paid in full.

          3.3 Payment Method. All payments to be made by the Company hereunder will be made in Dollars and in immediately available funds to the Bank at its address set forth in Section 7.2 not later than 1:00 p.m. Detroit time on the date on which such payment shall become due. Payments received after 1:00 p.m. Detroit time shall be deemed to be payments made prior to 1:00 p.m. Detroit time on the next succeeding Business Day.

          3.4 No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency, or other political subdivision or taxing authority.

          3.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

          3.6 Additional Costs. (a) In the event that any applicable law, treaty, rule, or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Bank, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Bank has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or
(iii) shall impose any other condition with respect to this Agreement, the Commitment, the Notes, or the Loans, and the result of any of the foregoing is to increase the cost to the Bank of making, funding, or maintaining any Eurodollar Rate Loan or to reduce the amount of any sum receivable by the Bank thereon, then the Company shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for such increased cost or reduced sum receivable to the extent, in the case of any Eurodollar Rate Loan, the Bank is not compensated therefor in the computation of the interest rate applicable to such Eurodollar Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

          (b) In the event that any applicable law, treaty, rule, or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request, or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations hereunder and such increase has the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Company shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of the Bank's obligations hereunder.

A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

          3.7 Illegality and Impossibility. In the event that any applicable law, treaty, rule, or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request, or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain any Eurodollar Rate Loan under this Agreement, the Company shall upon receipt of notice thereof from the Bank, repay in full the then-outstanding principal amount of each Eurodollar Rate Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to the Bank under Section 3.8, (a) on the last day of the then-current Eurodollar Interest Period applicable to such Loan if the Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if the Bank may not continue to maintain such Loan to such day.

          3.8 Indemnification. If the Company makes any payment of principal with respect to any Eurodollar Rate Loan on any other date than the last day of a Eurodollar Interest Period applicable thereto (whether pursuant to Section 3.1(c), Section 3.7, Section 6.2, or otherwise), or if the Company fails to borrow any Eurodollar Rate Loan after notice has been given to the Bank in accordance with Section 2.4, or if the Company fails to make any payment of principal or interest in respect of a Eurodollar Rate Loan when due, the Company shall reimburse the Bank on demand for any resulting loss or expense incurred by the Bank, including without limitation any loss incurred in obtaining, liquidating, or employing deposits from third parties, whether or not the Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to the Bank under this Section 3.8 shall be made as though the Bank shall have actually funded or committed to fund the relevant Eurodollar Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Eurodollar Interest Period; provided, however, that the Bank may fund any Eurodollar Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculating amounts payable under this
Section 3.8.

          3.9 Letter of Credit Reimbursement Payments. (a) The Company agrees to pay to the Bank, on the day on which the Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Bank relative thereto. Unless the Company shall have made such payment to the Bank on such day, upon each such payment by the Bank, the Bank shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Revolving Credit Loan bearing interest at the Floating Rate in an amount equal to the amount so paid by the Bank in respect of such draft or other demand under such Letter of Credit. Such Revolving Credit Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Article II and, to the extent of the Revolving Credit Loan so disbursed, the reimbursement obligation of the Company under this Section 3.9 shall be deemed satisfied.

          (b) The reimbursement obligation of the Company under this Section 3.9 shall be absolute, unconditional, and irrevocable and shall remain in full force and effect until all obligations of the Company to the Bank hereunder shall have been satisfied, and such obligations of the Company shall not be affected, modified, or impaired upon the happening of any event, including without limitation any of the following, whether or not with notice to, or the consent of, the Company:

          (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

          (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

          (iii) The existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions.

          (iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) Payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

          (vi) Any failure, omission, delay, or lack on the part of the Bank or any party to any of the Letter of Credit Documents to enforce, assert, or exercise any right, power, or remedy conferred upon the Bank or any such party under this Agreement or any of the Letter of Credit

                 Documents, or any other acts or omissions on the part of the Bank or any such party;

          (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 3.9.

          No setoff, counterclaim, reduction, or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Bank. Nothing in this Section 3.9 shall impair the rights of the Company set forth in Section 7.5(b).


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

          The Company represents and warrants that:

          4.1 Corporate Existence and Power. Each of the Company and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. Each of the Company and the Guarantor has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement, the Notes, and the Security Documents to which it is a party and to engage in the transactions contemplated by this Agreement.

          4.2 Corporate Authority. The execution, delivery, and performance by the Company and the Guarantor of this Agreement, the Notes, and the Security Documents to which it is a party have been duly authorized by all necessary corporate action and are not in contravention of any law, rule, or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court, or governmental authority, or of the terms of the Company's or the Guarantor's respective articles of incorporation or by-laws, or of any contract or undertaking to which the Company or the Guarantor is a party or by which the Company or the Guarantor or their respective property may be bound or affected, or result in the imposition of any Lien on the Company or its property except for Permitted Liens.

          4.3 Binding Effect. This Agreement is, and the Notes and the Security Documents to which the Company or the Guarantor is a party when delivered hereunder will be, legal, valid, and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor, respectively, in accordance with their respective terms.

          4.4 Subsidiaries. The Company has no Subsidiaries as of the date hereof except for DAF Export Corporation, a Barbados corporation. Each such Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is and will be a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law. Each Subsidiary of the Company has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of the Company have been and will be validly issued and are and will be fully paid and nonassessable and are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company, free and clear of any Liens.

          4.5 Litigation. There is no action, suit, or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company before or by any court, governmental authority, or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business, properties, operations, or condition, financial or otherwise, of the Company or in any material adverse effect on the legality, validity, or enforceability of this Agreement, any Note, or any Security Document and, to the best of the Company's knowledge, there is no basis for any such action, suit, or proceeding.

          4.6 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for the fiscal year ended June 29, 1996, and reported on by Arthur Andersen & Co., independent certified public accountants, and the interim consolidated balance sheet and related interim consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries, as of or for the 11-month period ended on May 31, 1997, copies of which have been furnished to the Bank, fairly present, and the financial statements of the Company delivered pursuant to Section 5.1(d) will fairly present, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with generally accepted accounting principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiaries since June 29, 1996. There is no material Contingent Liability of the Company that is not reflected in such financial statements or in the notes thereto.

          4.7 Use of Loans. The Company will use the Loans for its general corporate purposes. Neither the Company nor any Subsidiary extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Loan, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement or any Security Document that may cause the Loans to be deemed secured, directly or indirectly, by margin stock.

          4.8 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor, or stockholder of the Company, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement, the Notes, the Security Documents, or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes, or any of the Security Documents.

          4.9 Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Neither the Company nor any Subsidiary knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or any Subsidiary.

          4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, the Company or one of its Subsidiaries has good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets (including without limitation the collateral subject to the Security Agreement) reflected in said balance sheet or subsequently acquired by the Company or any Subsidiary. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

          4.11 ERISA. The Company, its Subsidiaries, their ERISA Affiliates, and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, its Subsidiaries, and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. The execution, delivery and performance of this Agreement, the Notes, and the Security Documents does not constitute a Prohibited Transaction. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Company, its Subsidiaries, or their ERISA Affiliates.

          4.12 Disclosure. No report or other information furnished in writing or on behalf of the Company or the Guarantor to the Bank in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the Notes, the Security Documents, nor any other document, certificate, or report or statement or other information furnished to the Bank by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading.


                                   ARTICLE 5
                                   COVENANTS

          5.1 Affirmative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, unless the Bank shall otherwise consent in writing, it shall, and shall cause each of its Subsidiaries to:

          (a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits, franchises, patents, copyrights, trademarks, and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits, or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

          (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations, and orders of any governmental authority, whether federal, state, local or foreign, in effect from time to time; and pay and discharge promptly when due all taxes, assessments, and governmental charges or levies imposed upon it or upon its income, revenues, or property, before the same shall become delinquent or in default, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or the appropriate Subsidiary.

          (c) Maintenance of Properties; Insurance. Maintain, preserve, and protect all property that is material to the conduct of the business of the Company or any of its Subsidiaries and keep such property in good repair, working order and condition; and, in addition to that insurance required under the Security Documents, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, and covering such risks, including fire and other risks insured against by extended coverage and public liability insurance, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated.

          (d) Reporting Requirements.  Furnish to the Bank the following:

               (i) Promptly and in any event within three calendar days after becoming aware of the occurrence of any Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, together with a statement of the chief financial officer of the Company setting forth details of such Event of Default or such event or condition and the action which the Company or the appropriate Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

               (ii) As soon as available and in any event within 10 days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income, retained earnings and cash flow for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles, together with a certificate of the chief financial officer of the Company stating (A) that no Event of Default or event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing or, if an Event of Default or such an event or condition has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 5.2(a), (b), (c), and (d) hereof is in conformity with the terms of this Agreement;

               (iii) As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for such fiscal year, with a customary audit report of Arthur Andersen & Co., or other independent certified public accountants selected by the Company and acceptable to the Bank, without qualifications unacceptable to the Bank, together with a certificate of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, and, if such an Event of Default or such an event or condition then exists and is continuing, a statement setting forth the nature and status thereof, and (B) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections
5.2 (a), (b), (c), and (d) hereof is in conformity with the terms of this Agreement;

               (iv) As soon as available and in any event within 10 days after the end of each month, a list of all accounts receivable of the Company, aged from the date of invoice, and a list of inventory then held by the Company, categorized as raw materials, work-in-process, and finished goods, and valued at the lower of cost or market, each certified as true and correct by the chief financial officer of the Company;

               (v) As soon as available and in any event no later than 10 days after the last day of each month, a Borrowing Base Certificate prepared as of the close of business on the last day of such month, together with supporting schedules, in form and detail satisfactory to the Bank, setting forth such information as the Bank may request with respect to the aging, value, location and other information relating to the computation of the Borrowing Base and the eligibility of any property or assets included in such computation, certified as true and correct by the chief financial officer of the Company;

               (vi) Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of it Subsidiaries as the Bank may from time to time reasonably request.

          (e) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time; and

          (f) Further Assurances. Execute and deliver, and will cause the Guarantor to, execute and deliver within 30 days after request therefor by the Bank, all further instruments and documents and take all further action that may be necessary or desirable, or that the Bank may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Bank under, this Agreement, the Notes, and the Security Documents.

          5.2 Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, the Company agrees that, unless the Bank shall otherwise consent in writing, it shall not, and shall not permit any of its Subsidiaries to:

          (a) Debt to EBITDA Ratio. Permit or suffer the ratio of (i) consolidated Indebtedness of the Company and its Subsidiaries as of the end of each fiscal quarter to (ii) consolidated EBITDA of the Company and its Subsidiaries for the preceding four fiscal quarters then ended to be greater than 4.0 to 1.0 at any time from and including the Effective Date.

          (b) Tangible Net Worth. Permit or suffer the consolidated Tangible Net Worth of the Company and its Subsidiaries to be less than the sum of (i) $5,200,000 plus (ii) 75% of consolidated Cumulative Net Income of the Company and its Subsidiaries for each fiscal year of the Company ending after the Effective Date.

          (c) Total Liabilities to Tangible Net Worth. Permit or suffer the Leverage Ratio to be greater than 3.5 to 1.0 at any time from and including the Effective Date.

          (d) Capital Expenditures. Make any capital expenditures during any fiscal year of the Company, the aggregate amount of which exceeds $4,500,000.

          (e) Indebtedness. Create, incur, assume, or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

               (i) The Loans;

               (ii) Indebtedness to shareholders of the Company, which Indebtedness shall be subordinated to the Indebtedness of the Bank and shall be unsecured;

               (iii) A lease of the Company's headquarters facility on Winchester Circle in Boulder, Colorado, under terms disclosed to the Bank, or other Indebtedness directly relating to the Company purchasing such facility under terms disclosed to the Bank;

               (iv) A lease of the Company's additional facility on Frontage Road in Weld County, Colorado, under terms disclosed to the Bank, or other Indebtedness directly relating to the Company purchasing such facility under terms disclosed to the Bank;

               (v) Indebtedness directly related to the Company purchasing a former residence located adjacent to the Company's additional facility on Frontage Road in Weld County, Colorado, under terms disclosed to the Bank; and

               (vi) Indebtedness secured by fixed assets other than Eligible Fixed Assets.

          (f) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

               (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

               (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which would not have a material adverse effect on the business or operations of the Company or any of its Subsidiaries and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, and (D) Liens securing taxes, assessments, or other governmental charges or levies not yet subject to penalties for nonpayment;

               (iii) Liens created pursuant to the Security Documents and Liens expressly permitted by the Security Documents;

               (iv) Each Lien disclosed to the Bank in writing prior to the date hereof may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted;

               (v) Any Lien created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, the Company's headquarters facility on Winchester Circle in Boulder, Colorado, may be created or suffered to exist on such fixed asset, provided, that such Lien does not encumber any other asset at any time owned by the Company, and provided, further, that not more than one Lien shall encumber such facility at any one time;

               (vi) Any Lien created to secure payment of a portion of the purchase price of the Company's additional facility on Frontage Road in Weld County, Colorado, may be created or suffered to exist on such fixed asset, provided, that such Lien does not encumber any other asset at any time owned by the Company, and provided, further, that not more than one Lien shall encumber such facility at any one time;

               (vii) Any Lien created to secure payment of a portion of the purchase price of a former residence adjacent to the Company's additional facility on Frontage Road in Weld County, Colorado, may be created or suffered to exist on such fixed asset, provided, that such Lien does not encumber any other asset at any time owned by the Company, and provided, further, that not more than one Lien shall encumber such facility at any one time;

               (viii) Any Lien on tangible fixed assets other than Eligible Fixed Assets securing Indebtedness permitted by Section 5.2(e)(vi); and

               (ix) Any Lien created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any other tangible fixed asset acquired by the Company (other than inventory and supplies) may be created or suffered to exist upon such fixed asset if the aggregate principal amount of all Indebtedness secured by such Liens does not exceed $100,000, provided, that such Lien does not encumber any other asset at any time owned by the Company, and provided, further, that not more than one Lien shall encumber such fixed asset at any one time.

          (g) Merger; Purchase of Assets; Acquisitions; Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues, or property, real, personal, or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, provided, however, that this Section shall not prohibit any merger or acquisition if the Company shall be the surviving or continuing corporation thereof and, immediately after such merger or acquisition, no Event of Default shall exist or shall have occurred and be continuing.

          (h) Disposition of Assets; Etc. Sell, lease, license, transfer, assign, or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues, or property, real, personal, or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment, and other sales of assets in the ordinary course of business not to exceed $100,000 during any calendar year.

          (i) Investments. Make, permit, or suffer to exist any investment in the stock or securities of, make loans or advances to, or make, permit, or suffer to exist a liability to exist as guarantor, surety, or indemnitor with respect to any indebtedness or other obligation of, any entity which is not consolidated with the Company for financial reporting purposes except for (i) loans to employees of the Company, provided that the aggregate amount of such employee loans shall not exceed $75,000, and (ii) investments in the stock or securities of any entity which is not consolidated with the Company for financial reporting purposes which investments are made solely with intangible assets of the Company.


                                   ARTICLE 6
                                    DEFAULT

          6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Bank pursuant to Section 7.1:

          (a) Nonpayment. The Company fails to pay when due any principal of any of the Notes or fails to pay within five (5) days of when due any interest due on any of the Notes or any fees or any other amount payable hereunder; or

          (b) Misrepresentation. Any representation or warranty made by the Company in Article 4 or by the Company or the Guarantor in any Security Document or any other certificate, report, financial statement, or other document furnished by or on behalf of the Company or the Guarantor in connection with this Agreement shall have been incorrect in any material respect when made or deemed made; or

          (c) Certain Covenants. The Company shall fail to perform or observe any term, covenant or agreement contained in Article 5; or

          (d) Other Defaults. The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, and any such failure shall remain unremedied for 20 calendar days after notice thereof shall have been given to the Company by the Bank; or

          (e) Cross Default. The Company, any of its Subsidiaries, or the Guarantor shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, or if the Company, any of its Subsidiaries, or the Guarantor fails to perform or observe any other term, covenant, or agreement contained in any agreement, document, or instrument evidencing or securing any such Indebtedness, or under which any such Indebtedness was issued or created, beyond any period of grace provided with respect thereto if the effect of such failure is to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date; or

          (f) Judgments. One or more judgments or orders for the payment of money shall be rendered against the Company or any of its Subsidiaries, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Company which causes or could cause a material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries or which does or could have a material adverse effect on the legality, validity, or enforceability of this Agreement, the Notes, or any Security Document, and either (i) such judgment or order shall have remained unsatisfied and the Company or the Subsidiary shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order; or

          (g) ERISA. The occurrence of a Reportable Event that results in or could result in liability of the Company, any of its Subsidiaries or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, any of its Subsidiaries, or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any of its Subsidiaries, or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any of its Subsidiaries, or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, any of its Subsidiaries, or their ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any of its Subsidiaries, any of their ERISA Affiliates, any Plan of the Company, any of its Subsidiaries, or their ERISA Affiliates or fiduciary of any such Plan; or failure by the Company, any of its Subsidiaries, or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, any of its Subsidiaries, or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of the Company, any of its Subsidiaries, or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(9a)(2) of ERISA; or the Company, any of its Subsidiaries, or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the Bank's prior written consent.

          (h) Insolvency, Etc. The Company, any of its Subsidiaries, or the Guarantor shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company, any of its Subsidiaries, or the Guarantor any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief or protection of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian, or other similar official for it or for any substantial part of its assets, rights, revenues, or property, and, if such proceeding is instituted against the Company or any Subsidiary or the Guarantor and is being contested by the Company or the Subsidiary or the Guarantor in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company, any Subsidiary, or the Guarantor shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

          (i) Security Documents. A default described in any Security Document shall have occurred and be continuing beyond the period of grace, if any, therein provided with respect thereto, or any material provision of any Security Document shall at any time for any reason cease to be valid, binding, and enforceable against any obligor thereunder, or the validity, binding effect, or enforceability thereof shall be contested by any person, or any obligor shall deny that it has any or further liability or obligation thereunder; or

          (j) Change of Control. There occurs any significant change in the ownership of the Company.

          6.2 Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, the Bank may by notice to the Company (i) terminate the Commitment, (ii) declare the outstanding principal of, and accrued interest on, the Notes and all other amounts owing under this Agreement to be immediately due and payable, whereupon the Commitment shall terminate forthwith and all such amounts shall become immediately due and payable, and (iii) demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, provided that in the case of any event or condition described in Section 6.1(h) with respect to the Company, the Commitment shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor, or other formality, all of which are expressly waived.

          (b) The Bank may, in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it, whether arising under this Agreement, the Notes, or any Security Document or under applicable law, in any manner deemed appropriate by the Bank, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes, or any Security Document or in aid of exercising any power granted in this Agreement, the Notes, or any Security Document.

          (c) Upon the occurrence and during the continuance of any Event of Default, the Bank may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of the Bank, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Company grants to the Bank a lien on and security interest in all such deposits, indebtedness, and property as collateral security for the payment and performance of the Company's obligations under this Agreement. The Bank's rights under this Section 6.2(c) are in addition to other rights and remedies (including without limitation other rights of setoff) which the Bank may have.


                                   ARTICLE 7
                                 MISCELLANEOUS

          7.1 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Bank. Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

          7.2 Notices. (a) Except as otherwise provided in Section 7.2(c), all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 6797 Winchester Circle, Boulder, Colorado 80301, Attention: Treasurer, and to the Bank at 611 Woodward Avenue, Detroit, Michigan 48226, Attention: Manager, Commercial Loans, or to any other address as may be designated by the Company or the Bank by notice to the other party. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or, if sent by Federal Express or other recognized overnight delivery service, prepaid, to such address, on the Business Day following the date of deposit with such delivery service prior to such service's next-day delivery deadline, provided, however, that notices to the Bank shall not be effective until received.

          (b) Notices by the Company to the Bank with respect to terminations or reductions of the Commitment pursuant to Section 2.2, requests for Loans and Letter of Credit Advances pursuant to Section 2.4, and requests for continuations or conversions of Loans pursuant to Section 2.7 shall be irrevocable and binding on the Company.

          (c) Any notice to be given by the Company to the Bank pursuant to Sections 2.4 or 2.7, and any notice to be given by the Bank hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in Section 7.2(a). Any such notice given by telephone shall be deemed effective upon its receipt by the party to whom such notice is to be given.

          7.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power, or privilege hereunder shall operate as a waiver of such right, power, or privilege or otherwise prejudice the Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power, or privilege. No right or remedy conferred upon or reserved to the Bank under this Agreement, the Notes, or any Security Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement, the Notes, or any Security Document or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank and, unless contrary to the express provisions of this Agreement, the Notes, or any Security Document, irrespective of the occurrence or continuance of any Default or Event of Default.

          7.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations, and warranties of the Company or the Guarantor made herein or in any Security Document or in any certificate, report, financial statement, or other document furnished by or on behalf of the Company or the Guarantor in connection with this Agreement shall be deemed to be material and to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank or on the Bank's behalf, and those covenants and agreements of the Company set forth in Sections 3.6, 3.8 and 7.5 shall survive the repayment in full of the Loans and the termination of the Commitment.

          7.5 Expenses; Indemnification. (a) The Company agrees to pay, or reimburse the Bank for the payment of, on demand, the reasonable fees and expenses of counsel to the Bank, including without limitation the fees and expenses of Messrs. Dickinson, Wright, Moon, Van Dusen & Freeman in connection with preparing, executing, delivering, and administrating this Agreement, the Notes, and the Security Documents and the consummation of the transactions contemplated hereby, in connection with advising the Bank as to its rights and responsibilities with respect thereto, and in connection with any Default or Event of Default or any amendments, waivers, or consents in connection therewith, and all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Bank from paying any amount under, or otherwise relating in any way to, any Letter of Credit, and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit.

          (b) The Company indemnifies and agrees to hold the Bank and its respective officers, directors, employees, and agents, harmless from and against any and all claims, damages, losses, liabilities, costs, or expenses of any kind whatsoever which the Bank or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither the Bank or any of its respective officers, directors, employees, or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency, or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (iii) payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption, or delay in transmission, dispatch, or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Company shall not be required to indemnify the Bank and such other persons, and the Bank shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by (A) the Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms of such Letter of Credit, or
(B) the Bank's payment to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence or willful misconduct of the Bank. It is understood that, in making any payment under a Letter of Credit, the Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or willful misconduct of the Bank in connection with such payment. It is further acknowledged and agreed that the Company may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Bank is alleged to be liable and it shall be a precondition of asserting any liability of the Bank under this Section that the Company shall first have exhausted all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

          7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Bank, assign its rights or obligations hereunder or under any Note or any Security Document and the Bank shall not be obligated to make any Loan hereunder to any entity other than the Company.

          7.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          7.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

          7.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

          7.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

          7.11 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Company and the Bank, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement, any Note, or any Security Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality, or unenforceability in one jurisdiction shall not affect the validity, legality, or enforceability of the Company's obligations under this Agreement, the Notes, or any Security Document in any other jurisdiction.

          7.12 Interest Rate Limitation. Notwithstanding any provisions of this Agreement, any Note, or any Security Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, any Note, or any Security Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law. If for any reason whatsoever the Bank shall ever receive as interest an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Bank have been paid in full.

          7.13 Waiver of Jury Trial. The Bank and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Company except by a written instrument executed by both of them.


                     [THIS SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written (the "Effective Date").


                                     APPLIED FILMS CORPORATION

                                     By: /s/ Roger Smith
                                        ---------------------------------------
                                             Roger Smith
                                     Its:    Treasurer



                                     NBD BANK

                                     By: /s/ William C. Goodhue
                                        ---------------------------------------
                                             William C. Goodhue
                                     Its:    Vice President

                                   EXHIBIT A

                             REVOLVING CREDIT NOTE

$8,500,000                                                         June 30, 1997
                                                               Detroit, Michigan


          FOR VALUE RECEIVED, the undersigned, APPLIED FILMS CORPORATION, a Colorado corporation (the "Company"), promises to pay to the order of NBD BANK, a Michigan banking corporation, of Detroit, Michigan (the "Bank"), at the principal banking office of the Bank in lawful money of the United States of America and in immediately available funds, the principal sum of Eight Million Five Hundred Thousand Dollars ($8,500,000), or such lesser amount as is noted in the books and records of the Bank, on the Termination Date; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Revolving Credit Loans shall be paid in full, at the rates per annum and on dates provided in the Credit Agreement referred to below.

          This Note evidences one or more Revolving Credit Loans made under an Amended and Restated Credit Agreement dated as of even date herewith (as amended or modified from time to time, the "Credit Agreement"), between the Company and the Bank, to which reference is made for a statement of the circumstances under which this Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement.

          This Note is entitled to the benefit of the Guaranty and Subordination Agreement dated as of May 4, 1992, as amended, and as further confirmed by a Confirmation of Guaranty and Subordination Agreement dated as of even date herewith, each executed by Donnelly Corporation, a Michigan corporation, in favor of the Bank.

          The Bank is authorized by the Company to note in its records the date, amount and type of each Loan, the interest rate and duration of the related Eurodollar Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for in such records, which records shall constitute prima facie evidence of the information so noted, provided that any failure by the Bank to make any such notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Note, all accrued interest hereon, and any amount payable with respect thereto in accordance with the terms of this Note and the Credit Agreement.

          The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note. Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Note, including attorneys' fees and expenses.

                                             APPLIED FILMS CORPORATION



                                             By: _____________________________
                                                     Roger Smith
                                                     Its: Treasurer

                                   EXHIBIT C

                              REQUEST FOR ADVANCE

                                     (date)

NBD Bank
611 Woodward Avenue
Detroit, Michigan  48226

Attention: ____________

          Applied Films Corporation, a Colorado corporation (the "Company"), requests a [Letter of Credit Advance] [Revolving Credit Loan] pursuant to
Section 2.4 of the Amended and Restated Credit Agreement, dated as of June 30, 1997 (the "Credit Agreement"), between the Company and the Bank, in the amount of $__________, to be issued on __________, 19__, and to be evidenced by the Company's Revolving Credit Note. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

          Such Revolving Credit Loan shall be made as a [insert either Eurodollar Rate Loan or Floating Rate Loan] and the initial Eurodollar Interest Period, if the requested Advance is a Eurodollar Rate Loan, shall be [insert permitted Eurodollar Interest Period].

          Such Letter of Credit Advance shall be made by the Bank issuing its Letter of Credit for the account of the Company in the maximum amount of $_______________ to and for the benefit of ___________________ with a stated
expiry date of ___________________, 199__, and containing the further terms and conditions set forth in the attached letter of credit application to the Bank.

          In support of this request, the Company represents and warrants to the Bank that:

          A. The representations and warranties contained in Article IV of the Credit Agreement are true and correct on and as of the date hereof, and will be true and correct on the date such Advance is made (both before and after such Advance is made), as if such representations and warranties were made on and as of such dates.

          B. If the Company requests a Eurodollar Rate Loan, then the aggregate principal amount of the Eurodollar Rate Loans (including the requested loan) plus the Letter of Credit Advances does not exceed the Guaranty Amount.

          C. No Event of Default, and no event or condition which might become such an Event of Default with notice or with lapse of time, or both, has occurred and is continuing or will exist on the date of such Advance is made (whether before or after such Advance is made).

Acceptance of the proceeds of such Advance by the Company shall be deemed to be a further representation and warranty that the representations and warranties made herein are true and correct at the time such proceeds are disbursed.


                                             APPLIED FILMS CORPORATION


                                             By: ___________________________

                                               Its_________________________

                                   EXHIBIT B

                                   TERM NOTE

$3,000,000                                                         June 30, 1997
                                                               Detroit, Michigan

          FOR VALUE RECEIVED, the undersigned, APPLIED FILMS CORPORATION, a Colorado corporation (the "Company"), promises to pay to the order of NBD BANK, a Michigan banking corporation of Detroit, Michigan (the "Bank"), at the principal banking office of the Bank in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million and 00/100 Dollars ($3,000,000), or such lesser amount as is noted in the books and records of the Bank, in 35 monthly payments of $83,333.33 payable on the last Business Day of each month, commencing on the last Business Day of July, 1997, to and including the Maturity Date, when the entire outstanding principal amount of the Term Loan evidenced hereby, and all accrued interest thereon, shall be due and payable; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement referred to below.

          This Term Note evidences a Term Loan made pursuant to the Amended and Restated Credit Agreement, dated as of even date herewith (as amended or modified from time to time, the "Credit Agreement"), between the Company and the Bank, to which reference is made for a statement of the circumstances under which this Term Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Term Note shall have the respective meanings assigned to them in the Credit Agreement.

          This Term Note is entitled to the benefit of the Guaranty and Subordination Agreement dated as of May 4, 1992, as amended, and as further confirmed by a Confirmation of Guaranty and Subordination Agreement dated as of even date herewith, each executed by Donnelly Corporation, a Michigan corporation, in favor of the Bank.

          The Bank is authorized by the Company to note in its records the date, amount and type of each Loan, the interest rate and duration of the related Eurodollar Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for in such records, which records shall constitute prima facie evidence of the information so noted, provided that any failure by the Bank to make any such notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Term Note, all accrued interest hereon, and any amount payable with respect thereto in accordance with the terms of this Term Note and the Credit Agreement.

          The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Term Note. Should the indebtedness evidenced by this Term Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Term Note, including attorneys' fees and expenses.

                                                     APPLIED FILMS CORPORATION



                                                     By: ______________________
                                                             Roger Smith
                                                             Its: Treasurer

                                   EXHIBIT D

                 REQUEST FOR CONTINUATION OR CONVERSION OF LOAN


                                     (date)


NBD Bank
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  _________________


          The undersigned (the "Company") requests that $_______ of the principal amount of the Revolving Credit Loan originally made on _______________, 19__, which Loan is currently a [insert type of Loan based on type of interest rate applicable], be continued as or converted to, as the case may be, a [insert type of Loan requested based on type of interest rate desired] on ______________, 19__. If such Loan is requested to be converted to a Eurodollar Rate Loan, the Company elects a Eurodollar Interest Period for such Loan of [insert permitted Eurodollar Interest Period]. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Amended and Restated Credit Agreement, dated as of June 30, 1997 (the "Credit Agreement"), between the Company and NBD Bank.

          In support of this request, the Company certifies that:

          A. The representations and warranties contained in Article IV of the Credit Agreement are true and correct on and as of the date hereof, and will be true and correct on the date of the continuation or conversion of such Loan, as if such representations and warranties were made on and as of such dates.

          B. If the Company requests that a Floating Rate Loan be converted into a Eurodollar Rate Loan, then the aggregate outstanding principal amount of the Eurodollar Rate Loans (including the requested loan) plus the Letter of Credit Advances does not exceed the Guaranty Amount.

          C. No Event of Default has occurred and is continuing or will exist on the date of the continuation or conversion of such Loan.

          D. Acceptance of the continuation or conversion of such Loan by the Company shall be deemed to be a further representation that the representations made herein are true and correct at the time such proceeds are disbursed.

                                             APPLIED FILMS CORPORATION,
                                             a Colorado corporation


                                             By_______________________________

                                             Its______________________________

                                   EXHIBIT E

                           BORROWING BASE CERTIFICATE


                                     (date)


NBD Bank
611 Woodward Avenue
Detroit, Michigan  48226

Attention:


          Reference is made to the Amended and Restated Credit Agreement, dated as of June 30, 1997 (the "Credit Agreement"), between Applied Films Corporation, a Colorado corporation (the "Borrower"), and NBD Bank, a Michigan banking corporation of Detroit, Michigan (the "Bank"). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

          The Borrower hereby represents and warrants to the Bank that the following computations of the Borrowing Base, and the related supporting schedules attached hereto, are true and correct as of the close of business on __________, 19___ and are in conformity with the terms and conditions of the Credit Agreement:

                                 Borrowing Base

1.      (1)     Eligible Accounts Receivable..........................  $________
        (b)     85% of Eligible Accounts Receivable...................  $________
2.      (a)     Value of Eligible Inventory...........................  $________
        (b)     40% of Value of Eligible Inventory....................  $________
        (c)     Maximum Eligible Inventory Value......................  $4,000,000
3.      (a)     Donnelly Corporation Guaranty Amount..................  $________
        (b)     Outstanding principal amount of Term Loan.............  $________
        (c)     Available Guaranty Amount (3(a) minus 3(b))...........  $________

4.      (a)     Fair Market Value of Eligible Fixed Assets.................  $________

        (b)     60% of Eligible Fixed Assets...............................  $________

5.      Borrowing Base
         (1(b), plus the lesser of 2(b) and 2(c), plus 3(c), plus 4(b))....  $_______

6.      Aggregate outstanding principal amount of Revolving Credit
        Loans plus Letter of Credit Advances...............................  $_______

7.      5 minus 6 - if negative, remit difference to the Bank
        under Section 3.1(c) of the Credit Agreement.......................  $_______


          The Borrower further represents and warrants to the Bank that as of the close of business on ___________, 19__:

          1. The representations and warranties contained in Article IV of the Credit Agreement and in the Security Agreement are true and correct on and as of such date, as if such representations and warranties were made on and as of such date. For purposes of this certificate, the representations and warranties contained in Section 4.6 of the Credit Agreement shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.1(d) of the Credit Agreement.

          2. No Event of Default or event or condition which might become an Event of Default with notice or lapse of time, or both, has occurred and is continuing.


                                             APPLIED FILMS CORPORATION


                                             By:  ____________________________

                                                  Its: _______________________

                                   EXHIBIT F

                       CONFIRMATION OF SECURITY AGREEMENT


          In connection with the Amended and Restated Credit Agreement dated as of June 30, 1997 (as it may be amended or modified from time to time, the "Credit Agreement"), between Applied Films Corporation, a Colorado corporation (the "Company"), and NBD Bank, a Michigan banking corporation (the "Bank"), the Company confirms to the Bank the continuing effect of the Security Agreement, dated June 30, 1994, as security for the payment of all debt now or hereafter owing by the Company to the Bank, including without limitation the debt arising under the Credit Agreement.


          IN WITNESS WHEREOF, the undersigned has duly executed this Confirmation on ______________, 1997.



                                             APPLIED FILMS CORPORATION



                                             By: ____________________________
                                                     Roger Smith

                                                   Its:  Treasurer

                                   EXHIBIT G

                           CONFIRMATION OF GUARANTY,
                  SUBORDINATION AGREEMENT, AND COMFORT LETTER


          In connection with the Amended and Restated Credit Agreement dated as of June 30, 1997 (as it may be amended or modified from time to time, the "Credit Agreement"), between Applied Films Corporation, a Colorado corporation and successor by merger to Donnelly Applied Films Corporation (the "Company"), and NBD Bank, a Michigan banking corporation (the "Bank"), Donnelly Corporation, a Michigan corporation (the "Guarantor"), acknowledges that it has previously executed and delivered in the Bank's favor a Guaranty and Subordination Agreement dated May 4, 1992, as amended (the "Guaranty"), and a letter dated June 29, 1994 (the "Letter").

          The Guarantor consents to the Company entering into the Credit Agreement and confirms to the Bank the continuing effect of the Guaranty as a guaranty of all debt now or hereafter owing by the Company to the Bank, including without limitation the debt arising under the Credit Agreement; provided, that the Guarantor's liability under the Guaranty shall be satisfied by payment to the Bank of Five Million Dollars ($5,000,000).

          The Guarantor further confirms that the Letter continues to accurately represent the Guarantor's intentions regarding the Company.

          IN WITNESS WHEREOF, the undersigned has duly executed this Confirmation on ________________, 1997.


                                              DONNELLY CORPORATION



                                              By: _____________________________
                                                    William R. Jellison
                                                    VP of Financial Operations,
                                                    Treasurer, and Controller

                               SECURITY AGREEMENT



          THIS SECURITY AGREEMENT, dated June 30, 1994 (this "Security Agreement"), by Donnelly Applied Films Corporation, a Michigan corporation (the "Company"), in favor of NBD Bank, N.A., a national banking association (the "Bank").

          WHEREAS, the Company has entered into an Amended and Restated Revolving Credit and Term Loan Agreement, of even date herewith (as amended from time to time, the "Credit Agreement"), with the Bank, pursuant to which the Bank may make loans and issue letters of credit to the Company; and

          WHEREAS, as a condition to the effectiveness of the Credit Agreement, the Company is required, among other things, to grant to the Bank a first-priority security interest in and to the Collateral hereinafter described to secure all amounts owing or to be owing by the Company to the Bank.

          NOW, THEREFORE, to secure (a) the payment of the principal sum of Eight Million Dollars ($8,000,000), together with interest thereon, in accordance with the Revolving Credit Note dated June 30, 1994, issued by the Company under the Credit Agreement, (b) the payment of the principal sum of Four Million, Seven Hundred Twenty-Two Thousand, Two Hundred Twenty-Two and 00/100 Dollars ($4,722,222), together with interest thereon, in accordance with the Amended and Restated Term Note dated June 30, 1994, issued by the Company under the Credit Agreement (the notes issued and to be issued by the Company pursuant to the Credit Agreement are herein collectively called the "Notes"), (c) the performance of the covenants herein contained and any monies expended by the Bank in connection therewith, (d) the payment of all obligations and performance of all covenants of the Company under the Loan Agreement, and any other documents, agreements or instruments between the Company and the Bank given in connection therewith, and (e) any and all other indebtedness, obligations and liabilities of any kind of the Company to the Bank, now or hereafter existing, direct or indirect (including without limitation any participation interest acquired by the Bank in any such indebtedness, obligations or liabilities of the Company to any other person), absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise, and whether incurred by the Company as principal, surety, endorser, guarantor, accommodation party or otherwise (all of the aforesaid indebtedness, obligations and liabilities of the Company being called the "Secured Obligations" and all of the documents, agreements and instruments between the Company, and the Bank evidencing or securing the repayment of, or otherwise pertaining to, the Secured Obligations being collectively called the "Loan Documents"), for value received and pursuant to the Credit Agreement, the Company hereby grants, assigns, and transfers to the Bank a first-priority security interest in and to the following described property whether now owned or existing or hereafter acquired or arising and wherever located (all of which is collectively called the "Collateral"):

          (a) All of the Company's present and future accounts, documents, instruments, general intangibles and chattel paper, including, but without limitation, all contract rights, all accounts receivable, all notes receivable (other than those notes receivable in which another bank or financial institution has a security interest), all equipment leases, all deposit accounts and all monies and claims for money due or to become due to the Company;

          (b) All of the Company's inventory of every type, wherever located, including but not limited to raw materials, work in process, and finished goods, and all inventory that is available for leasing or leased to others by the Company;

          (c) All of the Company's furniture, fixtures, machinery, and equipment, whether now owned or hereafter acquired, and wherever located, and whether used by the Company or any other person, or leased by the Company to any person, and whether the interest of the Company is as owner, lessee, or otherwise;

          (d) All books, records, files, correspondence, computer programs, tapes, disks, cards, accounting information and other data of the Company related in any way to the Collateral described above, including but not limited to any of the foregoing necessary to administer, sell or dispose of any of the Collateral;

          (e) All substitutions and replacements for, and all additions and accessions to, any and all of the foregoing; and

          (f) All products and all proceeds of any and all of the foregoing, and, to the extent not otherwise included, all payments under insurance (whether or not the Bank is the loss payee thereof), and any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

          1. Representations, Warranties, Covenants and Agreements. The Company further represents, warrants, covenants, and agrees with the Bank as follows:

               (a) Priority.   At the time security interest of the Bank
otherwise consent, the of collateral; Security Interest any Collateral becomes subject to a Bank hereunder, unless the Bank shall Company shall be deemed to have represented and warranted that (i) the Company is the lawful owner of such Collateral and has the right and authority to subject the same to the security interest of the Bank; (ii) none of the Collateral is subject to any lien other than that in favor of the Bank and there is no effective financing statement covering any of the Collateral on file in any public office, other than in favor of the Bank. This Security Agreement creates in favor of the Bank a valid and perfected first-priority security interest in the Collateral enforceable against the Company and all third parties and securing the payment of the Secured Obligations and all filings and other actions necessary or desirable to create, preserve or perfect such security interests have been duly taken.

               (b) Location of Offices, Records and Facilities. The Company's chief executive office and chief place of business and the office where the Company keeps its records concerning its accounts, contract rights, chattel papers, instruments, general intangibles and other obligations arising out of or in connection with the sale or lease of goods or the rendering of services or otherwise ("Receivables"), and all originals of all leases and other chattel paper which evidence Receivables, are located in the State of Colorado, County of Boulder, at 6797 Winchester Circle, Boulder, Colorado 80301. The Company will provide the Bank with prior written notice of any proposed change in the location of its chief executive office and will not change the location of its
chief executive office without the prior written consent of the Bank.       The
Company's only other offices and facilities are at the locations set forth in
Schedule 1(b) hereto. The Company will provide the Bank with prior written notice of any change in the locations of its other offices and the facilities. The tax identification number of the Company is 34-1701145. The name of the Company is Donnelly Applied Films Corporation and the Company operates under no other names. The Company shall not change its name without the prior written consent of the Bank.

               (c) Location of Inventory, Fixtures, Machinery, and Equipment.
(i) All Collateral consisting of inventory is, and will be, located at the locations listed on Schedule 1(c), and at no other locations without the prior
written consent of the Bank.      (ii)     All Collateral consisting of
fixtures, machinery, or equipment is, or will be, located at the locations listed on Schedule 1(c), and at no other locations without the prior written consent of the Bank. If any Collateral described in clauses (i) or (ii) is kept at leased locations or warehoused, the Company has obtained appropriate landlord's lien waivers or appropriate warehousemen's notices have been sent, each satisfactory to the Bank, unless waived by the Bank.

               (d) Liens,   Etc.  The  Company will keep the Collateral free at
all times from any and all liens, security interests or encumbrances other than those described in paragraph 1(a)(ii) and those consented to in writing by the Bank. The Company will not, without the prior written consent of the Bank, sell or lease, or permit or suffer to be sold or leased, any of the Collateral except inventory which is sold in the ordinary course of the Company's business, and tangible Collateral, not to exceed $100,000 in book value per year, which is disposed of in the ordinary course of the Company's business as being obsolete. The Bank or its attorneys may at any and all reasonable times inspect the Collateral and for such purpose may enter upon any and all premises where the Collateral is or might be kept or located.

               (e) Insurance.     The   Company    shall keep the tangible
Collateral insured at all times against loss by theft, fire and other casualties. Said insurance shall be issued by a company satisfactory to the Bank and shall be in amounts sufficient to protect the Bank against any and all
loss or damage to the Collateral.   The policy or policies which evidence said
insurance shall be delivered to the Bank upon request, shall contain a lender's loss payable clause in favor of the Bank, shall name the Bank as an additional insured, as its interest may appear, shall not permit amendment, cancellation or termination without giving the Bank at least 30 days prior written notice
thereof, and shall     otherwise   be   in   form and substance satisfactory to
the Bank.   Reimbursement under any liability insurance maintained by the
Company pursuant to this paragraph 1(e) may be paid directly to the person who
shall have incurred liability covered by such insurance.     In case of any
loss involving loss to tangible Collateral when the next succeeding sentence is not applicable, the Company shall make or cause to be made the necessary repairs to or replacements of such tangible Collateral and any proceeds of insurance maintained by the Company pursuant to this paragraph 1(e) shall be paid to the Company as reimbursement for the costs of such repairs or replacements. Upon the occurrence and during the continuance of an Event of Default or the actual or constructive total loss of any tangible Collateral, all insurance payments in respect of such tangible Collateral shall be paid to and applied by the Bank as specified in paragraph 3.

               (f) Taxes, Etc.   The company will pay promptly, and within the
time that they can be paid without interest or penalty, any taxes, assessments and similar imposts and charges, not being contested in good faith, which are now or hereafter may become a lien, charge or encumbrance upon any of the Collateral. If the Company fails to pay any such taxes, assessments or other imposts or charges in accordance with this Section, the Bank shall have the option to do so and the Company agrees to repay forthwith all amounts so expended by the Bank with interest at the rate equal to the Overdue Rate (as defined in the Credit Agreement).

               (g) Further Assurances. The Company will do all acts and things, will endorse and deliver to the Bank all original notes and instruments constituting part of the Collateral, and will execute all financing statements and writings requested by the Bank to establish, maintain and continue a perfected and valid security interest of the Bank in the Collateral, and will promptly on demand pay all reasonable costs and expenses of filing and recording all instruments, including the costs of any searches deemed necessary by the Bank to establish and determine the validity and the priority of the Bank's security interests. A carbon, photographic or other reproduction of this Security Agreement or any financing statement covering the Collateral shall be sufficient as a financing statement.

               (h) Maintenance of Tangible Collateral. The Company will cause The tangible Collateral to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual, and shall forthwith, or, in the case of any loss or damage to any of the tangible Collateral as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements made in connection therewith which are necessary or desirable to such end. The Company shall promptly furnish to the Bank a statement respecting any loss or damage to any of the tangible Collateral.

               (i) Maintenance of Intangible Collateral. The Company shall preserve and maintain all rights of the Company and the Bank in the intangible Collateral, including without limitation the payment of all maintenance fees and the taking of appropriate action at the Company's expense to halt the infringement of any of the intangible Collateral.

               (j) Special Rights Reqarding Accounts Receivable. The Bank or any of its agents may, at any time and from time to time in its sole discretion and irrespective of the existence of any event of default under this Security Agreement, verify directly with the Company's account debtors the accounts pledged hereunder in any manner. The Company directs and authorizes any and all of its present and future account debtors to comply with requests for information from the Bank, the Bank's designees and agents and/or auditors, relating to any and all business transactions between the Company and the Company's account debtors.

          2. Events of Default. The occurrence of any Event of Default specified in the Credit Agreement shall be deemed an event of default under this security Agreement.

          3. Remedies. Upon the occurrence of any such event of default, the Bank shall have and may exercise any one or more of the rights and remedies provided to it under this Security Agreement or any of the other Loan Documents or provided by law, including but not limited to all of the rights and remedies of a secured party under the Uniform Commercial Code, and the Company hereby agrees to assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties, authorizes the Bank to take possession of the Collateral with or without demand and with or without process of law and to sell and dispose of the same at public or private sale and to apply the proceeds of such sale to the costs and expenses thereof (including reasonable attorneys' fees and disbursements, incurred by the
Bank) and then to the payment of the indebtedness and satisfaction of other Secured obligations. Any requirement of reasonable notice shall be met if the Bank sends such notice to the Company, by registered or certified mail, at least 5 days prior to the date of sale, disposition or other event giving rise to a required notice. The Bank may be the purchaser at any such sale. The Company expressly authorizes such sale or sales of the Collateral in advance of and to the exclusion of any sale or sales of or other realization upon any other
collateral securing the Secured Obligations.   The Bank shall have no obligation
to preserve rights against prior parties.     The Company hereby waives as to
the Bank any right of subrogation or marshalling of such Collateral and any other collateral for the Secured Obligations. To this end, the Company hereby expressly agrees that any such collateral or other security of the Company or any other party which the Bank may hold, or which may come to any of them or any of their possession, may be dealt with in all respects and particulars as though this security Agreement were not in existence. The parties hereto further agree that public sale of the Collateral by auction conducted in any county in which any Collateral is located or in which the Bank or the Company does business after advertisement of the time and place thereof shall, among other manners of public and private sale, be deemed to be a commercially reasonable disposition of the Collateral. The Company shall be liable for any deficiency remaining after disposition of the Collateral.

          4. Special Remedies Concerning Certain Collateral. (a) Upon the occurrence of any event of default, the Company shall, if requested to do so in writing, and to the extent so requested (i) promptly collect and enforce payment of all amounts due the Company on account of, in payment of, or in connection with, any of the Collateral, (ii) hold all payments in the form received by the Company as trustee for the Bank, without commingling with any funds belonging to the Company, and (iii) forthwith deliver all such payments to the Bank with endorsement to the Bank's order of any checks or similar instruments.

               (b) Upon the occurrence of any event of default., the Company shall, if requested to do so, and to the extent so requested, notify all account debtors and other persons with obligations to the Company on account of or in connection with any of the Collateral of the security interest of the Bank in the Collateral and direct such account debtors and other persons that all payments in connection with such obligations and the Collateral be made directly to the Bank. The Bank itself may, upon the occurrence of an event of default, so notify and direct any such account debtor or other person that such payments are to be made directly to the Bank.

               (c) Upon the occurrence of any event of default, for purposes of assisting the Bank in exercising its rights and remedies provided to it under this Security Agreement, the Company (i) hereby irrevocably constitutes and appoints the Bank its true and lawful attorney, for it and in its name, place and stead, to collect, demand, receive, sue for, compromise, and give good and sufficient releases for, any monies due or to become due on account of, in payment of, or in connection with the Collateral, (ii) hereby irrevocably authorizes the Bank to endorse the name of the Company upon any checks, drafts, or similar items which are received in payment of, or in connection with any of the Collateral, and to do all things necessary in order to reduce the same to money, (iii) with respect to any Collateral, hereby irrevocably assents to all extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromise or adjustment (including adjustment of insurance payments) thereof, all in such manner and at such time or times as the Bank shall deem advisable, and (iv) hereby irrevocably authorizes the Bank to notify the post office authorities to change the address for delivery of the Company's mail to an address designated by the Bank, and the Bank may receive, open and dispose of all mail addressed to the Company, Notwithstanding any other provisions of this Security Agreement, it is expressly understood and agreed that the Bank shall have no duty or be obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payments received by it or to present or file any claim or take any other action to collect or enforce the payment of any amounts due or to become due on account of or in connection with any of the Collateral.

          5. Remedies Cumulative. No right or remedy conferred upon or reserved to the Bank under any Loan Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy of the Bank under any Loan Document or under applicable law may be exercised from time to time and as often as may be deemed expedient by the Bank. To the extent that it lawfully may, the Company agrees that it will not at any time insist upon, plead, or in any manner whatever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, which may effect observance or performance of any provisions of any Loan Document; nor will it claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of any security for Its obligations under any Loan Document prior to any sale or sales thereof which may be made under or by virtue of any instrument governing the same; nor will it, after any such sale or sales, claim or exercise any right, under any applicable law to redeem any portion of such security so sold.

          6. Conduct No Waiver. No waiver of default shall be effective unless in writing executed by the Bank and waiver of any default or forbearance on the part of the Bank in enforcing any of its rights under this Security Agreement shall not operate as a waiver of any other default or of the same default on a future occasion or of such right.

          7.   Governing Law;  Definitions.   This Security Agreement is a
contract made under, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State. Terms used but not defined herein shall have the respective meaning ascribed thereto in the Credit Agreement. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Uniform Commercial Code in the State of Michigan are used herein as therein defined on the date hereof. The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify any of the terms or provisions hereof.

          8. Notices. All notices, demands, requests, consents and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 6797 Winchester Circle, Boulder, Colorado 80301, Attention: Roger Smith, and to the Bank at 611 Woodward, Detroit, Michigan 48226, Attention:
William C. Goodhue, or to such other address as may be designated by the Company or the Bank by notice to the other party. All notices and demands hereunder shall be deemed to have been duly given or served if sent in writing to the addresses set forth above and such notices and demands shall be deemed delivered upon receipt if delivered by hand, three business days after mailing if mailed, or one business day after deposit with an overnight courier service if delivered by overnight courier.

          9. Rights Not Construed as Duties. The Bank neither assumes nor shall it have any duty of performance or other responsibility under any contracts in which the Bank has or obtains a security interest hereunder. If the Company fails to perform any agreement contained herein, the Bank may but is in no way obligated to itself perform, or cause performance of, such agreement, and the expenses of the Bank incurred in connection therewith shall be payable by the Company under paragraph 12. The powers conferred on the Bank hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and accounting for monies actually received by it hereunder, the Bank shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

          10. Amendments. None of the terms and provisions of this Security Agreement may be modified or amended in any way except by an instrument in writing executed by each of the parties hereto.



          11. Severability. If any one or more provisions of this security Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired or prejudiced thereby.



          12. Expenses (a) The Company agrees to indemnify the Bank from and against any and all claims, losses and liabilities growing out of or resulting from this Security Agreement (including, without limitation, enforcement of this Security Agreement), except claims, losses or liabilities resulting from the Bank's gross negligence or willful misconduct.

               (b) The Company will, upon demand, pay to the Bank an amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Bank may incur in connection with (i) the administration of this Security Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Bank hereunder, or (iv) the failure of the Company to perform or observe any of the provisions hereof.

          13. Successors and Assigns; Termination. This Security Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until full payment and performance of the Secured Obligations, (b) be binding upon the Company, its successors and assigns, and (c) inure, together with the rights and remedies of the Bank hereunder, to the benefit of the Bank and its successors, transferees and assigns. Upon the full payment and performance of the Secured obligations, the security interests granted hereby shall terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Bank will, at the Company's expense, execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination.

          14. Waiver of Jury Trial.   The Bank and the Company, after
consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Security Agreement or any related instrument or agreement or any of the transactions contemplated by this Security Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of either of them. Neither the Bank nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Company except by a written instrument executed by both of them.

          IN WITNESS WHEREOF, the Company has caused this Security Agreement to be duly executed as of the day and year first set forth above.



                                                DONNELLY APPLIED FILMS
                                                CORPORATION



                                                By: Roger Smith
                                                   ------------------------
                                                   Roger Smith
                                                   Its: Treasurer

                      SCHEDULE 1(b) TO SECURITY AGREEMENT

                  List of Other Office and Facility Locations



      Type of
      Office
    or Facility         Address               City        County       State
    -----------         -------               ----        ------       -----

     Factory         6837 Winchester Circle  Boulder      Boulder       CO

     Warehouse       7077 Winchester Circle  Boulder      Boulder       CO

     Warehouse       1024 Industrial Ave.    Holland      Ottawa        MI

                      SCHEDULE 1(c) TO SECURITY AGREEMENT


                   List of Inventory and Equipment Locations


  Address             City          County       State      If Leased or
  -------             ----          ------       -----      Warehoused, Name
                                                            and Address of
                                                            Lessor/Warehouseman
                                                            -------------------

  6797 Winchester
    Circle           Boulder        Boulder       CO

  6837 Winchester
    Circle           Boulder        Boulder       CO

  7077 Winchester
    Circle           Boulder        Boulder       CO

  1024 Industrial
    Avenue           Holland        Ottawa        MI

  8, Sze Shan St.,
  Yau Tong Bay       Kowloon        Hong Kong             Sunhing Chekiang
                                                          Godown Company Limited